Exhibit 10.1
AMENDMENT NO. 1 TO
AMENDED AND RESTATED EXECUTIVE AGREEMENT
     This Amendment No. 1 to Amended and Restated Executive Agreement (this “Amendment”) is made as of June 15, 2006 by and among Ziff Davis Holdings, Inc., a Delaware corporation (the “Company”), Ziff Davis Publishing Inc., a Delaware corporation and a wholly owned indirect subsidiary of the Company (“Publishing”), and Robert F. Callahan (“Executive”). The Company, Publishing and Executive are sometimes collectively referred to herein as “Parties” and individually as a “Party”. Certain definitions are set forth in Section 12 of the Amended and Restated Executive Agreement. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Amended and Restated Executive Agreement.
     The Parties have previously entered into that certain Amended and Restated Executive Agreement dated as of March 23, 2005, a copy of which is attached hereto (the “Amended and Restated Executive Agreement”). Except as amended by this Amendment, the Amended and Restated Executive Agreement shall continue in full force and effect in accordance with its terms.
NOW, THEREFORE, the Parties hereto agree as follows:
     1. Provided only that the Employment Period shall not have been terminated (i) by Publishing for Cause pursuant to Section 7(a)(ii) of the Amended and Restated Executive Agreement or (ii) by Executive other than for Good Reason pursuant to Section 7(a)(iii) of the Amended and Restated Executive Agreement, in either case, prior to the earlier of a Sale of the Company or December 31, 2007, then on the earlier of the Sale of the Company or December 31, 2007, Executive shall have earned a bonus of $5,000,000 (Five Million Dollars) (the “Transaction Bonus”). The Transaction Bonus shall be payable in cash to Executive only at the time of, and simultaneously with consummation of, the Sale of the Company (whether such Sale of the Company occurs prior to or after December 31, 2007). Executive agrees that the obligation of the Company to pay the Transaction Bonus to Executive shall be subordinate to payment in full in cash of all other indebtedness of the Company (including indebtedness incurred after the date hereof), including any such indebtedness for borrowed money held by WS and/or any of its Affiliates and any reimbursement of expenses incurred by WS and/or any of its Affiliates related to their investment in the Company (whether now or hereafter acquired or incurred) (but excluding any other indebtedness owed to WS and/or any of its Affiliates (whether now owned or hereafter acquired)). The Company agrees that no distribution shall be made with respect to the capital stock of the Company prior to the satisfaction in full of the obligation, if any, of the Company to pay the Transaction Bonus to Executive pursuant to the terms of this Amendment. Executive acknowledges and agrees that the Transaction Bonus is stated in gross terms and shall be subject to and reduced for all withholding taxes and similar obligations required by law in accordance with Publishing’s standard payroll practices.

     2. Except as amended by the provisions of this Amendment, the Amended and Restated Executive Agreement shall continue in full force and effect in accordance with its terms. This Amendment shall constitute an integral part of, and be construed in accordance with, the Amended and Restated Executive Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date and year first above written.

ZIFF DAVIS HOLDINGS, INC.

By:	/s/ Gregory Barton

Its:

ZIFF DAVIS PUBLISHING, INC.

By:	/s/ Gregory Barton

Its:

EXECUTIVE

/s/ Robert F. Callahan

Robert F. Callahan